SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Guidance Software, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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GUIDANCE SOFTWARE, INC.

215 North Marengo Avenue

Pasadena, CA 91101

(626) 229-9191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2007

TO THE STOCKHOLDERS OF GUIDANCE SOFTWARE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Guidance Software, Inc., a Delaware corporation (the “Company”), will be held on May 2, 2007 at 10:00 a.m. Pacific Time at the Company’s corporate headquarters, 215 North Marengo Avenue, Pasadena, California 91101 for the following purposes:

1. To elect seven directors to hold office until the Company’s 2008 Annual Meeting of Stockholders and until their successors are elected and duly qualified. Our present Board of Directors has nominated and recommends for election the following persons:

Shawn McCreight

John Patzakis

John Colbert

Dale Fuller

Kathleen O’Neil

George Tenet

Lynn Turner

2. To ratify the selection of Deloitte & Touche LLP as independent auditor of the Company for its fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 5, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 215 North Marengo Avenue, Pasadena, California.

Accompanying this Notice is a proxy. Whether or not you expect to be at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

John Colbert Chief Executive Officer

Pasadena, California

April 6, 2007

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 2, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Guidance Software, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 2, 2007, at 10:00 a.m. Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters, 215 North Marengo Avenue, Pasadena, California 91101. The Company intends to mail this proxy statement and accompanying proxy card on or about April 6, 2007 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of the Company’s stock for their costs of forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of shares of our common stock at the close of business on March 5, 2007 (the official record date) will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on March 5, 2007 the Company had 22,300,122 shares of common stock that were outstanding and entitled to vote.

Each holder of record of shares of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the Company’s outstanding shares entitled to vote are represented at the meeting, either in person or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting by the Company’s Board of Directors, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and broker non-votes will each be counted for determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Voting and Revocability of Proxies

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Chief Financial Officer of the Company at the Company’s principal executive offices located at 215 North Marengo Avenue, Pasadena, California 91101, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1 ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. The directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The nominees for election by the stockholders are Shawn McCreight, John Colbert, John Patzakis, Dale Fuller, Kathleen O’Neil, George Tenet, and Lynn Turner; with the exception of Mr. Fuller, each nominee is a member of our current Board of Directors.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age	Present Position with the Company
Shawn McCreight	41	Chairman of the Board of Directors and Chief Technology Officer
John Colbert	41	Director and Chief Executive Officer
John Patzakis	39	Vice Chairman of the Board of Directors and Chief Legal Officer
Dale Fuller	48	None
Kathleen O’Neil	54	Director
George Tenet	54	Director
Lynn Turner	55	Director

Shawn McCreight founded Guidance Software, Inc. in November 1997 and has served as Chairman of the Board of Directors since its inception. From January 2003 to present he has served as Chairman and Chief Technology Officer. Prior to January 2003, he served as Founder and Chief Executive Officer. Mr. McCreight has extensive experience in the designing and developing of software programs and applications, and was the principal developer of our EnCase® software. Mr. McCreight received an A.B. in Physics from the University of California at Berkeley.

John Colbert has served as Chief Executive Officer since August 2004 and has served as a member of the Board of Directors since 2005. He previously held a number of executive positions at Guidance Software, Inc., including President and Chief Executive Officer from August 2004 to July 2005, Senior Executive Vice President from April 2004 to August 2004, Senior Vice President of Sales and Professional Services from July 2003 to April 2004, Vice President of Professional Services from March 2003 to July 2003, Vice President of Research and Development from March 2002 to October 2002, and Director of Training from June 2001 to March 2002. Prior to his service at Guidance Software, Inc., Mr. Colbert spent 14 years in law enforcement engaged in criminal investigations and computer forensic examinations.

John Patzakis has served as Vice Chairman and Chief Legal Officer since August 2004. Previous to his appointment as Vice Chairman and Chief Legal Officer, Mr. Patzakis held a number of executive positions with Guidance Software, Inc., including President and Chief Executive Officer from January 2003 to August 2004, and President and General Counsel from December 1999 to January 2003. Prior to his tenure at Guidance Software, Inc., Mr. Patzakis was a partner at the law firm he founded, Corey & Patzakis. He received a B.A. from the University of Southern California and a J.D. from Santa Clara University.

Dale Fuller currently serves on the Board of Directors of McAfee, Inc. and Phoenix Technologies Ltd. From October 2006 until April 2007 Mr. Fuller served as Interim President and Chief Executive Officer of

McAfee Inc. Prior to joining McAfee, Mr. Fuller served as Chief Executive Officer of Borland Software Corporation, a software development company, from 1999 until 2005. Prior to joining Borland, Mr. Fuller served as Chief Executive Officer of WhoWhere? Inc., as General Manager and Vice President of Apple Computer’s Powerbook division, and as Vice President and General Manager of NEC Corporation’s portable computer division.

Kathleen O’Neil has served as a member of the Board of Directors for Guidance Software, Inc. since December 2005. She is currently the President and Chief Executive Officer for Liberty Street Advisors, LLC, where she has served since October 2001. Prior to joining Liberty Street Advisors, LLC, from January 2001 to September 2001, she served as General Manager of Global Financial Markets Infrastructure for IBM. From 1976 to 2000, Ms. O’Neil held a number of executive positions with the Federal Reserve Bank of New York. Ms. O’Neil has also served on the Board of Directors of BMC Software since November 2002 and the Board of Directors of MetLife Bank since 2004. Ms. O’Neil received a B.S. in Economics from John Carroll University, and received a Master in Business Administration from Wharton Graduate School of the University of Pennsylvania. She currently serves on the Board of John Carroll University.

George Tenet has served as a member of the Board of Directors for Guidance Software, Inc. since December 2005. Mr. Tenet is the former United States Director of Central Intelligence, and has served two Presidents. He was appointed by President Clinton in 1997 and served well into the first term of George W. Bush until July 2004, making him the second longest serving Director in CIA history. He is also a Member of the Board of Directors of Viisage Technology, Inc. and Chairman of the Board of CIA Memorial Foundation.

Lynn Turner has served as a member of the Board of Directors for Guidance Software, Inc. since February 2007. Mr. Turner is currently the managing director of research at Glass Lewis & Co, where he has served since July 2003. From 2001 to 2004, Mr. Turner was a professor of Accounting, and the Director of The Center for Quality Financial Reporting in the College of Business at Colorado State University. From July 1998 to August 2001, Mr. Turner served as the Chief Accountant of the Securities and Exchange Commission (“SEC”). From June of 1996 to June of 1998, Mr. Turner was the Chief Financial Officer and Vice President of Symbios, Inc. From 1976 through 1996 (with the exception of a two-year fellowship with the SEC from 1989 to 1991), Mr. Turner served in a variety of roles with Coopers & Lybrand (now PricewaterhouseCoopers), including National Practice Leader responsible for the firm’s High Technology Audit Practice, and one of the firm’s national SEC review partners. Mr. Turner currently also serves as a senior advisor to Kroll Zolfo Cooper, as a member of the Standards Advisory Group of the Public Company Accounting Oversight Board and Investor Technical Advisory Committee of the Financial Accounting Standards Board, and on the board of a mutual fund.

John Colbert, Shawn McCreight, John Patzakis, Kathleen O’Neil, and George Tenet are each party to the Company’s form Indemnification Agreement and Lynn Turner and, if elected, Dale Fuller are each expected to enter into such an agreement.

Board Committees and Meetings

During the fiscal year ended December 31, 2006, the Board of Directors held seven meetings. The Board of Directors has established three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. Kathleen O’Neil is our lead independent director.

The current members of our Audit Committee are Kathleen O’Neil, Lynn Turner and Amit Yoran. We believe that Ms. O’Neil and Mr. Turner both qualify as Audit Committee financial experts, as defined in the rules of the SEC. Mr. Turner is the chair of our Audit Committee. If elected to our Board of Directors, Dale Fuller would replace Mr. Yoran on our Audit Committee. The audit committee oversees our corporate accounting and financial reporting process and the audits of our financial statements. It evaluates the independent auditors’ qualifications, independence and performance, determines the engagement of the independent auditors, approves the retention of the independent auditors to perform any proposed permissible non-audit services, monitors the rotation of partners of the independent auditors on our engagement team as required by law, reviews our critical accounting policies and estimates, and discusses with management and the independent auditors the results of the annual audit and the reviews of our quarterly financial statements. The Audit Committee held four meetings, and acted by unanimous written consent on two other occasions, during the fiscal year ended December 31, 2006. All members of the Audit Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Audit Committee acts pursuant to a written charter.

The current members of our Compensation Committee are Kathleen O’Neil, George Tenet and Amit Yoran. Mr. Tenet is the chair of our Compensation Committee. If elected to our Board of Directors, Dale Fuller would replace Mr. Yoran on our Compensation Committee. The Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The Compensation Committee held four meetings during the fiscal year ended December 31, 2006. All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Compensation Committee acts pursuant to a written charter.

The current members of our Nominating and Governance Committee, referred to as the “Nominating Committee,” are Kathleen O’Neil, George Tenet and Amit Yoran. Mr. Yoran is the current chair of our Nominating Committee. If elected to our Board of Directors, Dale Fuller would replace Mr. Yoran as chair of our Nominating Committee. The Nominating Committee identifies prospective board candidates, recommends nominees for election to our board of directors and provides oversight in the evaluation of our board of directors. The Nominating Committee did not hold any meetings during the fiscal year ended December 31, 2006. However, the Nominating Committee has met in 2007. All members of the Nominating Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Nominating Committee acts pursuant to a written charter.

During the fiscal year ended December 31, 2006, each member of the Board of Directors attended 75% or more of the aggregate number of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he was a director or committee member, respectively. Because we were a closely held company until the completion of our initial public offering in December 2006, only Mr. McCreight and Mr. Patzakis attended the Company’s 2006 Annual Meeting of Stockholders.

Director Nominations

The Nominating Committee evaluates and recommends to the Board of Directors director nominees for each election of directors.

In fulfilling its responsibilities, the Nominating Committee considers the following factors:

•	the appropriate size of the Board of Directors and its committees;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in the software industry, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	experience with accounting rules and practices; and

•	applicable regulatory and securities exchange/association requirements.

The Nominating Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board of Directors must, and believes that it is preferable that more than one member of the Board of Directors should, meet the criteria for an “audit committee financial expert” as defined by SEC rules. In addition, although the Company has been utilizing the phase-in provisions of the rules promulgated by the Nasdaq Global Market, which require that a majority of the Board of Directors must be comprised of independent directors within one year of the pricing of the IPO, the Nominating Committee believes that it is preferable that at least a majority of the members of the Board of Directors meet the definition of “independent director” under the Nasdaq Global Market qualification standards. The Nominating Committee also believes it appropriate for the Company’s Chief Executive Officer to participate as a member of the Board of Directors.

The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating Committee and Board of Directors will be polled for suggestions as to individuals meeting the criteria of the Nominating Committee. Research may also be performed to identify qualified individuals. If the Nominating Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating Committee will evaluate any recommendation for director nominee proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock for at least one year by the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. To be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date a proxy statement was mailed to stockholders in connection with the prior year’s annual meeting of stockholders, unless the date of the 2008 Annual Meeting of Stockholders is more than 30 days before or after the one-year anniversary of the 2007 Annual Meeting of Stockholders. Any stockholder recommendation for director nominee must be submitted to the Company’s Chief Executive Officer in writing at 215 North Marengo Avenue, Pasadena, California 91101 and must contain the following information:

•

a statement by the stockholder that he/she is the holder of at least 1% of the outstanding shares of the Company’s common stock and that the stock has been held for at least a year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

•	the candidate’s name, age, contact information and current principal occupation or employment;

•

a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

•	the candidate’s resume; and

•	three (3) references.

The Nominating Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

Communications with Directors

Individuals may communicate with the Board by contacting: Secretary to the Board of Directors, 215 North Marengo Avenue, Pasadena, California 91101; e-mail: bod@guidancesoftware.com.

All directors have access to this correspondence. In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and posts communications to the full Board or individual directors, as appropriate. The Company’s independent directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be posted.

Communications that are intended specifically for the lead independent director or the independent directors should be sent to the e-mail address or street address noted above, to the attention of the lead independent director.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all of our employees and officers. The Code of Ethics contains general guidelines for conducting the business of our company, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

The Company’s corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter and Code of Ethics are available, free of charge, on our website at www.guidancesoftware.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Guidance Software, Inc., 215 North Marengo Avenue, Pasadena, California 91101.

Board Member Independence

The Board of Directors has determined that, except for Shawn McCreight, John Colbert and John Patzakis, all of the members of the Board of Directors are “independent” as independence is defined in the Nasdaq Stock Market qualification standards. Mr. McCreight, Mr. Colbert and Mr. Patzakis are not considered independent because they are either currently, or have within the last three years been, employed by the Company.

Report of the Audit Committee

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Guidance Software, Inc. (the “Company”) currently consists of Lynn Turner, Kathleen O’Neil, and Amit Yoran. If elected to the Board, Dale Fuller would replace Mr. Yoran on the Committee. In the judgment of the Committee, each of the three members of the Committee is financially literate, each qualified as “independent” pursuant to the listing standards of NASDAQ and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, and Mr. Turner and

Ms. O’Neil have significant accounting or financial management expertise and qualify as “audit committee financial experts” under federal securities laws.

The Board has adopted a written charter for the Committee. A copy of the charter can be found at http://investors.guidancesoftware.com/governance.cfm. The Committee believes that it has satisfied its responsibilities, as set forth in its charter, for 2006.

The Committee is responsible for overseeing the Company’s accounting and financial reporting process, and audits of the Company’s financial statements. As set forth in its charter, the Committee acts only in an oversight capacity, and relies on the work and assurances of management, which has primary responsibility for the Company’s financial statements and reports, as well as the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Guidance’s audited financial statement to generally accepted accounting principles in the United States.

The Committee met four times either in person or by telephone during the fiscal year ended December 31, 2006, and acted by unanimous written consent on two other occasions. In the course of these meetings, the Committee met with the Company’s management including, but not limited to, the Chief Executive Officer and the Chief Financial Officer, as well as the Company’s independent registered public accounting firm, Deloitte & Touche LLP, and reviewed the results of the internal and external audit examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Committee believes that a candid, substantive and focused dialogue with management and the independent registered public accounting firm is fundamental to the Committee’s oversight responsibilities. To support this belief, the Committee periodically meets separately with Deloitte & Touche LLP, without management present. In the course of its discussions in these meetings, the Committee asked a number of questions intended to bring to light any areas of potential concern related to the Company’s financial reporting and internal controls. Questions the Committee asked of the Company’s Chief Financial Officer and independent auditor include, but are not limited to:

•

Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•

Based on the auditors’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles in the United States and SEC disclosure requirements?

•	Based on the auditors’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

•	Are the auditors getting the support they need from management to execute their duties?

Questions raised by the Committee regarding these matters were answered to the Committee’s satisfaction.

The Committee has been kept apprised by management with respect to its evaluation of its internal controls that have been reported in its Annual Report on Form 10-K for the year ended December 31, 2006. The Committee has discussed with management, as well as Deloitte & Touche LLP, management’s plan for correcting deficiencies in the internal controls of the Company.

The Committee recommended the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2006 and reviewed their respective overall audit scope and plans. In reaching its recommendation, the Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them to the Company. The Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and by the Sarbanes-Oxley Act of 2002, and it received and discussed with Deloitte & Touche LLP their written independence letter issued on September 15, 2006 as required by Independence Standards Board Standard No. 1.

In accordance with Committee policy and the requirements of law, the Committee pre-approves all services to be provided by any independent registered public accounting firm responsible for providing an opinion on the Company’s consolidated financial statements filed with the SEC. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Committee may have the delegated authority from the Committee to pre-approve additional services, and then must communicate such pre-approvals to the full Committee. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. The Company obtains these services from other service providers as needed.

The Committee has reviewed and discussed the audited financial statements for fiscal year 2006 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board approved) the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Company’s Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the Committee.

Lynn Turner (Chair)

Kathleen O’Neil

Amit Yoran

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE LISTED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of the shares of our common stock as of March 5, 2007, by (i) each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of our directors, and (iv) all of our executive officers and directors as a group.

Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such stockholder. Except as otherwise indicated, the address of each of the persons in this table is c/o Guidance Software, Inc. 215 North Marengo Avenue, Pasadena, California 91101.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent(1)
Named Executive Officers:
Shawn McCreight(2)	10,468,484	46.94%
John Patzakis(3)	2,561,548	11.49%
John Colbert(4)	655,435	2.93%
Victor Limongelli(5)	157,542	*
Frank Sansone(6)	104,751	*
Directors:
Kathleen O’Neil(7)	10,325	*
George Tenet(8)	9,700	*
Lynn Turner(9)	—	—
Amit Yoran(10)	111,387	*
Executive officers and directors as a group (9 persons)(11)	14,079,172	62.25%

*	Represents less than 1%.
(1)	Applicable percentage ownership is based on 22,300,122 shares of our common stock outstanding as of March 5, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of our common stock subject to options currently exercisable, or exercisable within 60 days after March 5, 2007, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Consists of 10,468,484 shares held by The McCreight Living Trust, of which Mr. McCreight and his spouse, Jennifer McCreight, are trustees. In their capacity as trustees, Mr. and Mrs. McCreight exercise all voting and investment power with respect to the shares owned by The McCreight Living Trust.
(3)	Includes 156,986 shares held by The McCreight Irrevocable Trust, of which Mr. Patzakis is the trustee. In his capacity as trustee, Mr. Patzakis exercises all voting and investment power with respect to the shares owned by The McCreight Irrevocable Trust.
(4)	Includes 33,823 shares issuable upon the exercise of options, all of which will be vested within 60 days after March 5, 2007.
(5)	Consists of 157,542 shares issuable upon the exercise of options, all of which will be vested within 60 days after March 5, 2007.
(6)	Consists of 104,751 shares issuable upon the exercise of options, all of which will be vested within 60 days after March 5, 2007.
(7)	Includes 9,325 shares issuable upon the exercise of options, all of which will be vested within 60 days after March 5, 2007.
(8)	Consists of 9,700 shares issuable upon the exercise of options, all of which will be vested within 60 days after March 5, 2007.

(9)	Mr. Turner purchased 1,000 shares of our common stock on the open market shortly after March 5, 2007, the record date of this report.
(10)	Includes 102,062 shares owned by Evonshire9, L.P. Evonshire9, L.P. is controlled by Greenboro L.L.C., of which Mr. Yoran is the Managing Member. Includes 875 shares issuable upon the exercise of options, all of which will be vested within 60 days after March 5, 2007.
(11)	Includes an aggregate of 316,016 shares issuable upon the exercise of options granted to our executive officers and directors that are exercisable within 60 days after March 5, 2007.

Equity Compensation Plan Information

Information about our equity compensation plans at December 31, 2006 that were either approved or not approved by our stockholders was as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by our stockholders(a)	3,904,000	$6.26	840,000	(b)
Equity compensation plans not approved by our stockholders(c)	—	—	—

(a)	Includes our First Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”).
(b)	Subject to the provisions of the 2004 Equity Incentive Plan, the number of shares available for future issuance under the 2004 Equity Incentive Plan shall be increased by (a) 828,123 on January 1, 2007, (b) by an additional 828,123 on January 1, 2008 and (c) by an additional 828,123 on January 1, 2009.
(c)	All of our equity compensation plans were approved by our stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s compensation philosophy is that compensation programs should be designed to attract, motivate and retain highly qualified employees. Historically, the Company has aimed to pay market-average salary and short-term incentive compensation to its employees, with an equity incentive plan designed to reward the creation of stockholder value over the long term. Our philosophy, however, is to protect stockholder value by paying only for performance, and not paying for sub-par performance. For example, we do not enter into employment agreements requiring the payment of excessive severance. In fact, none of our executive officers has an employment agreement requiring the payment of severance, except for certain executive officers in the case of an acquisition of the Company or termination in employment under certain circumstances.

In early 2006 a Compensation Committee (the “Compensation Committee”) of the Board of Directors was created specifically to oversee executive compensation, as well as review, and modify if necessary, the Company’s overall compensation philosophy. In keeping with the Company’s overall compensation philosophy, the Company’s compensation policies with respect to its executive officers are designed to:

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pay for performance by rewarding and encouraging superior Company and individual performance on both a short- and longer-term basis; in a way that promotes alignment with long-term stockholder interests,

•	attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contributions to this success.

In May 2006 the Compensation Committee reviewed executive compensation. Specifically, with respect to market compensation, the Compensation Committee analyzed an “Executive Market Pay Assessment” prepared by Aon Compensation Consulting, using the compensation database of its Radford Surveys + Consulting (“Radford”) unit. Aon compared the Company’s executive compensation to the executive compensation of software companies with annual revenue between $0 and $200 million, including a comparison to proxy data from forty-eight publicly traded software companies with annual revenue between $50 million and $100 million. Aon found that the Company’s salaries and annual incentive compensation, with respect to most executives, were at or below the twenty-fifth percentile when measured against the comparison group. The Compensation Committee determined that paying executives closer to market-average compensation would benefit the Company by enabling the Company to attract, motivate and retain highly qualified executives. However, the Compensation Committee believed that a drastic increase in executive compensation could harm shareholder value in the short term, so it determined to effect an increase in executive compensation over a multi-year period. To that end, for those executives whose base salary was below the twenty-fifth percentile, the Compensation Committee increased the base salary, for most executives, to slightly below or slightly above the twenty-fifth percentile. The Compensation Committee took similar action with respect to overall cash compensation (base salary plus annual incentive compensation). Since the Company’s financial goals in 2006 were largely centered on revenue growth, the Compensation Committee based the payment of annual incentive compensation on the achievement of specific revenue objectives for the fiscal year ending December 31, 2006. The details of the base salary and annual incentive compensation of executives are set forth below.

In July 2006 the Compensation Committee analyzed equity compensation of the Company’s executives. The Committee granted stock options to certain executives to encourage superior Company and individual performance on a long-term basis. Consistent with our Equity Incentive Plan, such stock options were granted at the fair market value of the Company’s common stock at the date of grant, with annual vesting over four years (one-quarter vesting on July 1, 2007, and on July 1, 2008, July 1, 2009, and July 1, 2010). The details of this equity compensation are set forth below.

In February 2007, the Compensation Committee reviewed our executive compensation. In analyzing executive compensation in 2007, the Compensation Committee referred to a Senior Management Compensation

Report prepared by Aon’s Radford unit. The Radford Report compared the Company’s executive compensation to the executive compensation of thirty publicly-traded technology companies with annual revenues between $50 and $100 million. The peer group averages were approximately $70 million in revenue and approximately 300 employees, which the Compensation Committee expected to be very comparable to the Company in both revenue and number of employees for 2007. The Radford Report demonstrated that the Company’s total direct compensation (base salaries and annual incentive compensation), with respect to every Named Executive Officer except Shawn McCreight, was below the twenty-fifth percentile when measured against the comparison group, and for Mr. McCreight the total direct compensation was only slightly above the twenty-fifth percentile.

In keeping with the Company’s overarching compensation philosophy, the Compensation Committee has designed our executive compensation program so that total direct compensation (consisting of base salary and annual incentive compensation) is earned largely based on attaining pre-established strategic objectives and individual achievement. To that end, the Compensation Committee will continue to systematically step-up the total direct compensation, aiming to move closer to the fiftieth percentile. For 2007, the Compensation Committee has set targeted direct compensation for the Named Executive Officers, in most cases, at approximately the fiftieth percentile, when compared to the peer group. At the same time, for 2007 the Compensation Committee restructured the annual incentive compensation for Named Executive Officers to correlate to the Company’s achievement of both revenue and operating margin targets. Details of the salary and annual incentive compensation of our executives are set forth below. In addition, for those executive officers who do not already hold significant equity stakes, our long-term incentive programs are designed to ensure that a significant portion of total compensation is delivered in the form of equity (stock options), rather than cash, in order to create incentives for long-term performance and to promote alignment with stockholder returns over the relevant periods. For those executives who hold significant equity stakes, the Compensation Committee believes that their interests are closely aligned with stockholder returns over the long term. To ensure that we are consistent in the way that we reward those at all levels of the Company who contribute to the our success, every employee worldwide is eligible, typically after six months of service, to receive an annual equity grant, usually in the form of stock options, managed within an overall annual grant budget that uses less than 5% of our outstanding shares to provide long-term incentives for employees across the entire Company.

We take a comprehensive approach in the design of our compensation and benefits programs for the Named Executive Officers—and we employ the same approach and philosophy for the Company as a whole. For the Named Executive Officers, our compensation approach consists of the following:

Base Salaries

Base salaries for Named Executive Officers are managed within bands set between the twenty-fifth and fiftieth percentiles of base pay levels of our peer group of similarly-sized technology companies. Annual base salary increases are determined based on market competitive data and an assessment of individual performance. For 2007 base salaries of the Named Executive Officers were compared to the average of a group of thirty publicly traded technology companies with annual revenues between $50 and $100 million. The peer group averages were approximately $70 million in revenue and approximately 300 employees, which the Compensation Committee expected to be very comparable to the Company in both revenue and number of employees for 2007.

Our CEO’s 2007 base salary is targeted at approximately the twenty-fifth percentile of the peer group. For 2006, our CEO’s base salary was below the twenty-fifth percentile of the peer group.

Annual Cash Incentives

The Company’s financial goals in 2006 were largely centered on revenue growth, the Compensation Committee based the payment of annual incentive compensation on the achievement of specific revenue objectives for the fiscal year ending December 31, 2006. For the Named Executive Officers, the following targets were set:

•	John Colbert, CEO: target annual incentive compensation of $50,000, payable if the Company achieved its 2006 revenue goal;

•	Shawn McCreight, CTO: no target annual incentive compensation;

•	John Patzakis, CLO: target annual incentive compensation of $25,000, payable if the Company achieved its 2006 revenue goal;

•	Victor Limongelli, President: target annual incentive compensation of $50,000, payable if the Company achieved its 2006 revenue goal;

•	Frank Sansone, CFO: target annual incentive compensation of $30,000, payable if the Company achieved its 2006 revenue goal.

Each of the Named Executive Officers achieved his target annual incentive compensation, but in each case the Named Executive Officer elected to receive payment in the form of restricted stock, rather than cash.

For 2007 the Compensation Committee has restructured the annual incentive compensation for Named Executive Officers to correlate to the Company’s achievement of both revenue and operating margin targets, as follows:

•	John Colbert, CEO: target annual incentive compensation of $120,000, payable according to the factors set forth below;

•	Shawn McCreight, CTO: no target annual incentive compensation;

•	John Patzakis, CLO: target annual incentive compensation of $137,500, payable according to the factors set forth below;

•	Victor Limongelli, President: target annual incentive compensation of $144,000, payable according to the factors set forth below;

•	Frank Sansone, CFO: target annual incentive compensation of $143,500, payable according to the factors set forth below.

The target annual incentive compensation for the Named Executive Officers will be paid according to the Company’s level of achievement of its target annual revenue for 2007 and target operating margin for 2007.

Our CEO’s 2007 total direct compensation (base salary and annual incentive compensation) is targeted below the twenty-fifth percentile of the peer group. For 2006, our CEO’s total direct compensation (base salary and annual incentive compensation) was below the twenty-fifth percentile of the peer group.

Long-Term Incentives

For certain of the Named Executive Officers, long-term incentives consist of stock options. Consistent with our objective of ensuring that equity programs for executives are performance-based, we have not granted time-based restricted stock to Named Executive Officers, except in the case of Named Executive Officers who were entitled to cash payments and requested restricted stock in lieu of cash. For those Named Executive Officers who hold significant equity stakes, the Compensation Committee believes that their interests are closely aligned with stockholder returns over the long term; those Named Executive Officers have not received significant stock option grants. For example, Shawn McCreight and John Patzakis, our two largest stockholders, have never received a grant of stock options. John Colbert, also a significant stockholder, has not received a grant of stock options since April 2005. In 2006, Victor Limongelli received a grant of stock options for 40,000 shares, and Frank Sansone received a grant of stock options for 25,000 shares. In February 2007, Victor Limongelli and Frank Sansone each received a grant of stock options for 15,000 shares.

Stock options. Stock options have a four-year term, generally vest in equal installments over four years and are priced at the closing price of our common stock on the date of grant. In 2006, and continuing in 2007, we have employed the practice of issuing our annual grants of stock options on the dates of our four quarterly board meetings, which dates are established by the end of January of the applicable year, with the exception of annual grants of stock options to our independent directors who are re-elected to the Board, which are granted on the date of our Annual Meeting of Stockholders, and which are fixed for each director in the amount of options to purchase 7,500 shares.

Our CEO did not receive a 2006 stock option grant.

Welfare Benefits

The Named Executive Officers are eligible to participate in the same medical, dental, life, disability and accident insurance programs that are available to our U.S.-based employees.

Savings and Deferred Compensation Plans

The Named Executive Officers are eligible to participate in the same savings plans that are available to our U.S.-based employees. These plans are structured to compete with the combination of defined benefit and defined contribution plans offered to all employees by peer group companies. Plans offered only to top executives at peer group companies were not included in the competitive benchmarking. Our 401(k) savings plan provides a Company match of up to 3% of cash compensation corresponding to one-half the amount contributed by the participant. All investment options in these plans are market-based—there are no “above-market” or guaranteed rates of return offered in these plans.

We offer no deferred compensation plan, no traditional (defined benefit) pension plan, and no Company-paid retiree medical coverage.

Perquisites

There are no perquisites available to the Named Executive Officers. The Named Executive Officers have access to the same facilities and workplace amenities as do all of our employees.

Severance Plans and Employment Agreements

Employment agreements. We have entered into “at-will” employment agreements with certain of our Named Executive Officers, including John Colbert, Victor Limongelli, John Patzakis and Frank Sansone. Each of the agreements states that the compensation of the employees will be reviewed annually by us. These agreements contain no specified term of employment, but rather may be terminated by either party at any time, with or without cause or notice. Each of these agreements contains customary provisions protecting our and our clients’ intellectual property rights and confidential information. Additionally, all claims and disputes between such employees and us arising in connection with their employment agreements shall be subject to resolution through arbitration. The agreement covering Mr. Limongelli restricts him, for a period of two years following any termination of employment, (i) from soliciting our employees or consultants to terminate such relationships with us, and (ii) from soliciting any of our licensors, licensees or customers who are known to the executive with respect to any competitive products or services. The agreements covering Mr. Colbert, Mr. Patzakis and Mr. Sansone provide that these executives may not compete with us for a period of one year following any termination of employment. Mr. McCreight is not party to an employment agreement with us.

Severance plans. Our CEO is not covered by a severance agreement. In the event of his termination any severance compensation paid would be determined by the Compensation Committee, based upon the facts and circumstances in place at that time.

We maintain an executive retention and severance plan (the “ERS Plan”) in which certain Named Executive Officers and key employees, including Victor Limongelli and Frank Sansone, participate. Under the ERS Plan, upon a participant’s termination of employment within two years after a “change of control” (as defined in the ERS Plan), either by us or any successor entity for any reason or as a result of the participant’s “constructive termination” (as defined in the ERS Plan, including certain reductions in a participant’s compensation, duties or responsibilities and certain relocations of the participant’s work location), the participant will become entitled to a lump-sum payment equal to twice the participant’s annual base salary, which payment will be grossed up to account for any taxes imposed on the payment under Section 280G of the Internal Revenue Code, in addition to continuation of medical, dental, vision, life and disability coverages for a period of two years after such termination of employment at the same cost to the participant as in effect upon such termination (together, the “Severance”). In addition, if a participant dies during the three months preceding or three months following a change of control or resigns voluntarily for any reason between the six-month and one-year anniversary of a change of control, we will pay the Severance to the participant (or the participant’s estate, as applicable). We must cause any potential acquirer to expressly assume the ERS Plan with respect to all participants as a condition to consummating a change of control.

The purpose of the plan is to provide continuity of management in the event of a change of control. The plan was structured so that payments and benefits are provided only if there is both a change of control and a termination of employment because the intent of the plan is to provide appropriate severance benefits in the event of a termination following a change of control, rather than to provide a change of control bonus. The plan is also intended to focus employee attention on completing a transaction that will be in the best interests of our stockholders rather than on concerns about future employment.

All of the programs summarized above are described more fully in the associated tables that follow.

Compensation Consultant

Our Human Resources department supports the Compensation Committee in its work. In addition, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist the Compensation Committee.

In 2007, our Vice President of Human Resources engaged Radford to advise the Compensation Committee on matters related to CEO and other executive compensation. In 2006, we engaged Aon Compensation Consulting to prepare an “Executive Market Pay Assessment,” using the compensation database of Radford, one of its business units. Neither Radford nor Aon Compensation Consulting has conducted any business with us, other than work for the Compensation Committee on executive compensation matters. We paid Aon Compensation Consulting approximately $10,000 for its services in 2006, and we expect to pay Radford approximately $18,000 for the services that have been performed by Radford in 2007. Aon Corporation, however, has conducted and currently conducts extensive business with us, as it is our primary insurance broker. In 2006, Aon Corporation earned approximately $165,000 in commissions from us for its brokerage services.

Peer Groups

Historically, our target total direct compensation (base compensation and annual and long-term incentive compensation) for the Named Executive Officers has been around the twenty-fifth percentile of comparable positions in a competitive peer group of other similarly-sized technology companies. The Compensation Committee, however, intends to systematically step-up the total direct compensation, aiming toward the fiftieth percentile. For 2007, the Compensation Committee has set targeted direct compensation for the Named Executive Officers, in most cases, at approximately the fiftieth percentile, when compared to the peer group.

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For 2006, the peer group used to set base salary, target annual incentive award levels and total cash compensation was software companies with annual revenue between $0 and $200 million, including forty-eight publicly traded and privately held software companies with annual revenue between $50 million and $100 million. Those forty-eight companies were: (i) 3DO Co., (ii) Adept Technology, Inc., (iii) American Software, Inc., (iv) Ansoft Corp., (v) Artemis International Solutions Corp., (vi) Bindview Development Corp., (vii) Bottomline Technologies, Inc., (viii) Callidus Software, Inc., (ix) Captaris, Inc., (x) Captiva Software, Inc., (xi) Catapult Communications Corp., (xii) Concur Technologies, Inc., (xiii) Cyberguard Corp., (xiv) Docucorp International, Inc., (xv) E.Piphany Inc., (xvi) Embarcadero Technologies, Inc., (xvii) Evans & Sutherland Computer Corp., (xviii) Intellisync

Corp., (xix) Interactive Intelligence, Inc., (xx) Intervideo, Inc., (xxi) Majesco Entertainment Co., (xxii) Metasolv, Inc., (xxiii) Mobius Management Systems, Inc., (xxiv) Moldflow Corp., (xxv) Motive, Inc., (xxvi) Netscout Systems, Inc., (xxvii) Nuance Communications, Inc., (xxviii) Nyfix, Inc., (xxix) Onyx Software Corp., (xxx) Open TV Corp., (xxxi) Opnet Technologies, Inc., (xxxii) Palmsource, Inc., (xxxiii) Phoenix Technologies Ltd., (xxxiv) Quality Systems, Inc., (xxxv) Quovadx, Inc., (xxxvi) Softbrands, Inc., (xxxvii) Sonic Solutions, (xxxviii) SS&C Technologies, Inc., (xxxix) Sumtotal Systems, Inc., (xl) Synplicity, Inc., (xli) Ulticom, Inc., (xlii) Ultimate Software Group, Inc., (xliii) Unica Corp., (xliv) Vasco Data Security International, Inc., (xlv) Vastera, Inc., (xlvi)Verisity Ltd., (xlvii) Visual Networks, Inc., and (xlviii) Watchguard Technologies, Inc.

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For 2007 base salaries of the Named Executive Officers were compared to the average of a group of thirty publicly traded technology companies with annual revenues between $50 and $100 million. The smaller peer group, as compared to 2006, was largely due to the exclusion of privately held companies, since the Company is now publicly traded. The peer group averages were approximately $70 million in revenue and approximately 300 employees, which the Compensation Committee expects to be very comparable to the Company in both revenue and number of employees for 2007. Those thirty companies were: (i) Aspect Medical Systems, Inc., (ii) Carrier Access Corp., (iii) Cascade Microtech, Inc., (iv) Centillium Comm., Inc., (v) CyberSource Corporation, (vi) Opsware, Inc., (vii) PDF Solutions, Inc., (viii) Tumbleweed Comm. Corp., (ix) Virage Logic Corp., (x) ActivIdentity, Inc., (xi) @Road, Inc., (xii) BioLase Technology, Inc., (xiii) Callidus, Inc., (xiv) California Micro Devices Corp., (xv) Captaris, Inc., (xvi) Chordiant Software, Inc., (xvii) Concur Technologies, Inc., (xviii) Entrust, Inc. , (xix) Evans & Sutherland Computer Corp., (xx) Exar Corp., (xxi) MIPS Technologies, Inc., (xxii) Napster, Inc., (xxiii) NetRatings, Inc., (xxiv) Phoenix Technologies, Ltd., (xxv) Sirenza Microdevices, Inc., (xxvi) HouseValues, Inc., (xxvii) SupportSoft, Inc., (xxviii) SumTotal Systems, Inc., (xxix) Taleo Corp., and (xxx) Web.com, Inc.

References to the “peer group” in the discussion above refer to the applicable peer group described above.

Increases or Decreases in Total Direct Compensation

Material increases or decreases in each direct compensation element (base salary, target incentive levels for annual incentive awards or stock option grants) for each Named Executive Officer are determined based primarily on individual and Company performance and comparisons to the peer group. Additionally, Named Executive Officers may receive structural increases in compensation (i.e., increases across all direct compensation elements) if they are promoted, or market alignment adjustments to components of compensation, if deemed necessary or advisable by the Compensation Committee.

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With respect to base salary and annual incentives, the individual performance of a Named Executive Officer in any year may be considered by the Compensation Committee and compared to the base salary and annual incentives for a comparable position in the peer group and may cause a material increase in these elements for the Named Executive Officer the following year. While it is possible that unacceptable performance by a Named Executive Officer in a given year could result in a base salary decrease or a target annual incentive reduction the following year, it is more likely that a performance shortfall of this magnitude would result in a termination or re-assignment.

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With respect to long-term incentives, increases or decreases in compensation are determined based on stock price appreciation and Company performance based on internal targets and compared to the peer group.

In 2006, the following Named Executive Officers received the following increases in base salary: (i) John Colbert: increase from $225,000 to $250,000; (ii) Shawn McCreight: no increase; (iii) John Patzakis: no increase; (iv) Victor Limongelli: increase from $205,000 to $240,000; and (v) Frank Sansone: increase from $195,000 to $205,000.

In 2007, the following Named Executive Officers received the following increases in base salary: (i) John Colbert: increase from $250,000 to $300,000; (ii) Shawn McCreight: no increase; (iii) John Patzakis: no increase; (iv) Victor Limongelli: no increase; and (v) Frank Sansone: no increase.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation that we may deduct for tax purposes in any year with respect to each of our Named Executive Officers, except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. The executive compensation program is designed to maximize the deductibility of compensation. However, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to exceed the deductibility limit under Section 162(m) or to otherwise pay non-deductible compensation. These circumstances may include the following:

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To attract highly qualified executives to join the Company and to promote their retention, we may offer other compensation elements that are not performance-based compensation under Section 162(m), such as time-vested grants of restricted stock or retention bonuses, as part of their initial employment offers, but not routinely on an on-going basis.

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A limited number of incentive stock options, which are not tax deductible at the time of grant, exercise or upon a subsequent qualifying disposition of the underlying shares, may be granted to the Named Executive Officers as part of the stock option portion of their annual long-term incentive grants.

No compensation payments made in 2006 exceeded the deductibility limit under Section 162(m) or were otherwise considered as non-deductible compensation.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes. We design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the Named Executive Officers, without any deferred compensation component, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Policies Relating to Our Common Stock

Equity Awards Practices

As noted above, since the beginning of 2006 our Board’s practice with respect to stock option grants has been to issue our grants of stock options on the dates of our four quarterly board meetings, which dates are established by the end of January of the applicable year, with the exception of annual grants of stock options to our independent directors who are re-elected to the Board, which are granted on the date of our Annual Meeting of Stockholders, and which are fixed for each director in the amount of options to purchase 7,500 shares. Under this practice, we have not approved stock option grants by unanimous written consent.

Insider Trading Policy

Our insider trading policy prohibits all directors, employees and their family members from purchasing or selling any type of security, whether the issuer of that security is the Company or any other company, while aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also prohibits directors and employees from engaging in short sales with respect to our securities, purchasing or pledging Company stock on margin and entering into derivative or similar transactions (i.e. puts, calls, options, forward contracts, collars, swaps or exchange agreements) with respect to our securities. We also have procedures that require trades by executive officers and directors to be pre-cleared by appropriate Company personnel.

EXECUTIVE COMPENSATION

Our Executive Officers

The following table sets forth information as to persons who serve as our executive officers as of March 31, 2007:

Name	Age	Position(s)
John Colbert	41	Chief Executive Officer and Director
Frank Sansone	35	Chief Financial Officer
Shawn McCreight	41	Chief Technology Officer and Chairman of the Board of Directors
John Patzakis	39	Chief Legal Officer and Vice Chairman of the Board of Directors
Victor Limongelli	40	President

For information regarding Mr. Colbert, Mr. McCreight and Mr. Patzakis, see “Proposal 1—Election of Directors.”

Frank J. Sansone has served as Chief Financial Officer since July 2005. Previous to his appointment as Chief Financial Officer for Guidance Software, Inc., from December 2002 to July 2005 Mr. Sansone held the position of Vice President of Finance. Prior to joining Guidance, from June 2000 to December 2002, Mr. Sansone served as Director of Finance for Aspen Technology, Inc., an enterprise optimization software and services company specializing in supply chain management solutions. From November 1998 to May 2000, he served as Vice President of Finance for Petrolsoft Corporation, a privately held supply chain management software company, and from December 1993 to November 1998 he held various positions at PricewaterhouseCoopers. Mr. Sansone received a B.S. in Accounting from the University of La Verne and is a certified public accountant.

Victor Limongelli has served as President since July 2005 and Secretary since August 2005. Previous to his appointment as President, Mr. Limongelli held a number of executive positions with Guidance Software, Inc., including Vice President of Professional Services and General Counsel from August 2004 to July 2005, and General Counsel from May 2003 to August 2004. Prior to joining Guidance Software, Inc., from February 2003 to April 2003 Mr. Limongelli served as Vice President and General Counsel for Fusura LLC, a web-based insurance business. From April 2000 to December 2002 he served as Vice President and General Counsel for Knowledge Networks, Inc., a web-enabled marketing information company. For approximately five years in the 1990s he practiced as an attorney at Morgan Lewis & Bockius LLP. Mr. Limongelli received an A.B. from Dartmouth College and a J.D. from Columbia University.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers for all services rendered in all capacities to us in 2006.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Compensation ($)	Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation(3) ($)	Total ($)
				Performance Units and Restricted Stock	Stock Options	Executive Incentive Compensation
John Colbert Chief Executive Officer	2006	244,002	—	—	—	—	—	—	244,002

Frank Sansone Chief Financial Officer	2006	199,583	25,000	—	21,108	—	—	—	245,691

Victor Limongelli President	2006	221,042	25,000	—	33,773	—	—	—	279,814

Shawn McCreight Chief Technical Officer and Chairman	2006	257,475	—	—	—	—	—	—	257,475

John Patzakis Chief Legal Officer and Vice Chairman	2006	256,679	—	—	—	—	—	—	256,679

(1)	Reflects base salary before pre-tax contributions.
(2)	Reflects compensation expense for stock option grants recognized for financial reporting purposes (exclusive of any assumptions for forfeitures) under Financial Accounting Standard No. 123(R), “Share-Based Payment”, for the year ended December 31, 2006. The fair values of the stock options were calculated using a Black-Scholes option valuation model with the following weighted-average assumptions:

Grant Date	Risk-Free Interest Rate	Expected Life	Expected Volatility	Dividend Yield	Grant Date Fair Value of Common Stock Exercise Price
July 31, 2006	4.54%	6.25 years	73.5%	—	$7.43

For a discussion of the methodologies used to determine the assumptions for expected life and expected volatility of our stock options, see footnote 10 to the financial statements filed in our annual report on Form 10-K for the year ended December 31, 2006.

(3)	See “Perquisites” and “Other Compensation” below.

Stock Options

Grants and Exercise Price. Shawn McCreight and John Patzakis have never received a grant of stock options. John Colbert has received only one grant of stock options, in April 2005. In 2006, stock option grants to Frank Sansone and Victor Limongelli were approved by the Compensation Committee on July 31, 2006. The exercise price of all options granted is 100% of the fair market value of our common stock on the grant date.

Vesting. Stock options granted to executive officers as part of their annual long-term incentive grants generally vest in equal installments over four years. Stock options expire ten years after the grant date.

Executive Incentive Compensation

Because the Company’s financial goals in 2006 were largely centered on revenue growth, incentive compensation paid to our Named Executive Officers for the 2006 performance period was based on the achievement of specific revenue objectives for the fiscal year ending December 31, 2006. For the Named Executive Officers, the following targets were set:

•	John Colbert, CEO: target annual incentive compensation of $50,000, payable if the Company achieved its 2006 revenue goal;

•	Shawn McCreight, CTO: no target annual incentive compensation;

•	John Patzakis, CLO: target annual incentive compensation of $25,000, payable if the Company achieved its 2006 revenue goal;

•	Victor Limongelli, President: target annual incentive compensation of $50,000, payable if the Company achieved its 2006 revenue goal;

•	Frank Sansone, CFO: target annual incentive compensation of $30,000, payable if the Company achieved its 2006 revenue goal.

Each of the Named Executive Officers achieved his target annual incentive compensation, but in each case the Named Executive Officer elected to receive payment in the form of restricted stock, rather than cash.

For 2007 the Compensation Committee has restructured the annual incentive compensation for Named Executive Officers to correlate to the Company’s achievement of both revenue and operating margin targets, as follows:

•	John Colbert, CEO: target annual incentive compensation of $120,000, payable according to the factors set forth below;

•	Shawn McCreight, CTO: no target annual incentive compensation;

•	John Patzakis, CLO: target annual incentive compensation of $137,500, payable according to the factors set forth below;

•	Victor Limongelli, President: target annual incentive compensation of $144,000, payable according to the factors set forth below;

•	Frank Sansone, CFO: target annual incentive compensation of $143,500, payable according to the factors set forth below.

The target annual incentive compensation for the Named Executive Officers will be paid according to the Company’s level of achievement of its target annual revenue for 2007 and target operating margin for 2007, which are weighted equally in the calculation of incentive compensation.

Perquisites

None. There are no perquisites available to the Named Executive Officers. The Named Executive Officers have access to the same facilities and workplace amenities as do all of our employees.

Other Compensation

The following table sets forth amounts for other compensation to the Named Executive Officers included in the “All Other Compensation” column of the Summary Compensation Table as described below.

Name	Year	Company Contributions to 401(k) Savings Plan(1) ($)
John Colbert	2006	3,844
Frank Sansone	2006	5,578
Victor Limongelli	2006	5,640
Shawn McCreight	2006	6,510
John Patzakis	2006	7,500

(1)	See “Savings and Deferred Compensation Plans” for a description of the 401(k) Savings Plan.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for the year ended December 31, 2006.

Name	Grant Date	Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)
			Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold	Target	Maximum
John Colbert	—	—	—	—	—	—	—	—	—	—	—
Frank Sansone	7/31/06	7/31/06	—	—	—	—	—	—	—	25,000	10.75
Victor Limongelli	7/31/06	7/31/06	—	—	—	—	—	—	—	40,000	10.75
Shawn McCreight	—	—	—	—	—	—	—	—	—	—	—
John Patzakis	—	—	—	—	—	—	—	—	—	—	—

(1)	Reflects the date on which the grant was approved by the Compensation Committee.

The foregoing stock option grants vest in four equal installments on each of (i) July 1, 2007, (ii) July 1, 2008, (iii) July 1, 2009, and (iv) July 1, 2010, and expire on July 31, 2016.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2006 granted to each of our Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexer- cisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Stock Options				Restricted Stock		Performance Units
John Colbert	16,911	50,736	4.54	4/19/2015	—	—	—	—

Frank Sansone	4,999 42,251 —	30,500 126,754 25,000	4.54 4.54 10.75	2/5/2014 4/19/2015 7/31/2016	— — —	— — —	— — —	— — —

Victor Limongelli	— 66,503 —	30,930 226,721 40,000	4.54 4.54 10.75	2/5/2014 4/19/2015 7/31/2016	— — —	— — —	— — —	— — —

Shawn McCreight	—	—	—	—	—	—	—	—

John Patzakis	—	—	—	—	—	—	—	—

Option Exercises and Vested Stock

The following table summarizes the option exercises and vesting of stock awards for each of our Named Executive Officers for the year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
John Colbert	—	—	—	—
Frank Sansone	25,501	177,487	—	—
Victor Limongelli	40,000	278,400	—	—
Shawn McCreight	—	—	—	—
John Patzakis	—	—	—	—

(1)	Value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

Nonqualified Deferred Compensation

We have no nonqualified deferred compensation.

Potential Payments Upon Termination or Change of Control

Executive Retention and Severance Plan

We maintain an Executive Retention and Severance Plan (the “ERS Plan”) that provides for the payment of specified compensation and benefits to certain of our key employees, including Victor Limongelli and Frank Sansone, two of our Named Executive Officers, upon certain qualifying terminations of employment occurring in connection with a change of control. Under the ERS Plan, a change of control will occur if we become majority-

owned by another corporation or entity, if we sell all or substantially all of our stock or assets, or if we merge, consolidate or reorganize with or into another corporation (other than in a merger, consolidation or reorganization in which our existing shareholders continue to hold a majority of our capital stock or the capital stock of the surviving entity immediately after the transaction). Qualifying terminations of employment include (i) any termination of the executive by us (or a surviving entity) within two years after a change of control, (ii) a termination by the executive within two years after a change of control due to a reduction of the executive’s salary by more than 5%, a failure to maintain or increase the executive’s seniority, authority, duties or responsibilities in the executive’s business unit, or a relocation of the executive’s principal work location by more than 35 miles, (iii) a termination by the executive for any reason that occurs between the six-month and twelve-month anniversaries of the change of control, or (iv) a termination due to the executive’s death during the three months preceding or the three months following the change of control.

If a participant in the ERS Plan experiences a qualifying termination in connection with a change of control, the executive will be entitled to receive the following compensation and benefits:

•	a lump-sum, one-time payment equal to twice the executive’s base salary, plus a tax gross-up payment to account for any applicable Code Section 280G tax liability, if any; and

•

continued coverage under our medical insurance, dental insurance, vision insurance, life insurance, and disability insurance programs at the executive’s pre-termination premium and benefit levels for two years following the qualifying termination.

If Victor Limongelli had experienced a qualifying termination in connection with a change of control on December 31, 2006, his base salary payment would have equaled $480,000, his benefits continuation would have equaled approximately $35,353, and the value of his Code Section 280G gross-up would have equaled approximately $95,127, for a total of approximately $610,306. If Frank Sansone had experienced a qualifying termination in connection with a change of control on December 31, 2006, his base salary payment would have equaled $410,000, his benefits continuation would have equaled approximately $36,057, and the value of his Code Section 280G gross-up would have equaled approximately $82,250, for a total of approximately $528,306.

Estimated Potential Payments

The tables below set forth the estimated current value of payments and benefits to each of the Named Executive Officers upon a change of control, a qualifying termination within two years following a change of control and the death or disability of the Named Executive Officer. There are no payments or benefits due to Shawn McCreight, John Colbert, or John Patzakis upon a change of control, a qualifying termination within two years following a change of control and the death or disability of the Named Executive Officer. The amounts shown assume that the triggering events occurred on December 31, 2006 and do not include (i) except as noted in the footnotes, the amounts in the “Aggregate Balance at December 31, 2006” column of the Nonqualified Deferred Compensation table, and (ii) other benefits earned during the term of the Named Executive Officer’s employment and available to all employees, such as accrued vacation. The actual amounts of payments and benefits that would be provided can only be determined at the time of the Named Executive Officer’s separation from the Company.

John Colbert
	Triggering Event
Estimated Potential Payment or Benefit	Change of Control ($)	Change of Control and Termination(1) ($)
Lump sum cash payment	—	—
Value of accelerated unvested options	559,618	559,618
Continuing health and welfare benefits for two years(2)	—	—
Reimbursement of excise tax(3)	—	—

Total	559,618	559,618

Frank Sansone
	Triggering Event
Estimated Potential Payment or Benefit	Change of Control ($)	Change of Control and Termination(1) ($)
Lump sum cash payment	—	410,000
Value of accelerated unvested options	1,855,012	1,855,012
Continuing health and welfare benefits for two years(2)	—	36,056
Reimbursement of excise tax(3)	342,054	424,303

Total	2,197,066	2,725,372

Victor Limongelli
	Triggering Event
Estimated Potential Payment or Benefit	Change of Control ($)	Change of Control and Termination(1) ($)
Lump sum cash payment	—	480,000
Value of accelerated unvested options	3,034,691	3,034,691
Continuing health and welfare benefits for two years(2)	—	35,353
Reimbursement of excise tax(3)	560,428	655,555

Total	3,595,119	4,205,599

(1)	Includes amounts awarded upon a change of control.
(2)	Represents the estimated cost of providing or paying for continuing medical, dental, life, long-term disability and accidental death and disability insurance coverage for two years. The amounts for medical and dental insurance coverage are based on rates charged to our employees for post-employment coverage provided in accordance with the Consolidated Omnibus Reconciliation Act of 1985, or COBRA, for the first 18 months following termination and quoted amounts for 2007, adjusted by a 10% inflation factor, compounded annually, for policies with similar coverage to determine the cost estimated for the 18-month period thereafter. The costs of providing the other insurance coverage are based on quoted amounts for 2007, adjusted by a 10% inflation factor, compounded annually, to determine the costs estimated for 2008. As required under the, the taxable portions of these amounts (if paid or provided to the Named Executive Officer) are grossed up for applicable payroll and income taxes, and all amounts have been discounted to present value using the December 2006 short-term federal rate, compounded semiannually, to determine the estimated costs as of the change of control date.
(3)	Reflects our reimbursement of the estimated excise tax payable by the Named Executive Officers under Section 4999 of the Internal Revenue Code in the event of termination following a change of control. Upon a change of control, each Named Executive Officer may be subject to the excise tax under Section 4999 of the Internal Revenue Code with respect to payments made in connection with a change of control (as defined in Section 280G of the Internal Revenue Code). Under our ERS Plan, the lump-sum payment to the participants will be grossed up to account for any taxes imposed under Section 280G of the Internal Revenue Code, only if the Named Executive Officer’s employment is terminated by the succeeding corporation within two years after the change of control, or by the Named Executive Officer between six months and twelve months after the change of control.

DIRECTOR COMPENSATION

Non-employee members of our Board receive a combination of cash and stock-based incentive compensation. Any board member who is also an employee of the Company does not receive separate compensation for service on the board.

Cash Compensation. Each director receives an annual retainer of $40,000. Any non-employee director who also serves as chairman of the audit committee receives an annual retainer of $15,000 in addition to the foregoing retainer of $40,000. Any non-employee director who also serves as chairman of the compensation committee receives an annual retainer of $10,000 in addition to the foregoing retainer of $40,000. In addition, each non-employee director who simultaneously serves as a member on each of the Audit Committee, Compensation Committee and Nominating Committee, receives an additional annual retainer of $10,000. Directors are also entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management. The compensation described above is conditioned on the director attending at least 75% of the applicable board of directors or committee meetings in each applicable year.

Equity Incentives. In addition to the cash compensation described above, each non-employee director re-elected to the board of directors will be eligible to receive annually, upon such re-election, a grant of options to purchase 7,500 shares of common stock at fair market value on the date of grant. The stock options vest in equal installments over four years and expire ten years after the grant date. Upon the death or disability (as defined in the stock plans) of a non-employee director, the vesting of unvested stock options is accelerated by twelve months for each full year of service as a non-employee director and the vesting of restricted stock units is accelerated by one month for each full month of service as a non-employee director.

Spouses of our board members may occasionally be invited to board events, in which case we would pay or reimburse travel expenses for both the director and his or her spouse

Director Compensation Table

The following table shows compensation of the non-employee members of our board for 2006.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1)(2) ($)	All Other Compensation ($)	Total ($)
Kathleen O’Neil	10,000	—	46,252	—	56,252
George Tenet	10,000	—	48,112	—	58,112
Lynn Turner(3)	—	—	—	—	—
Amit Yoran	10,000	—	4,340	—	14,340

(1)	Reflects compensation expense for stock option grants recognized for financial reporting purposes (exclusive of any assumptions for forfeitures) under Financial Accounting Standard No. 123(R), “Share-Based Payment”, for the year ended December 31, 2006. On February 22, 2006, Ms. O’Neil was granted options to purchase 37,300 shares of our common stock, Mr. Tenet was granted options to purchase 38,800 shares of our common stock, and Mr. Yoran was granted options to purchase 3,500 shares of our common stock. The grant date fair values of the grants were calculated using the Black-Scholes option valuation model with the following assumptions: expected life of 6.25 years, expected volatility of 71%, risk-free interest rate of 4.57% and expected dividend yield of 0%, which results in a grant date fair value of $4.96 for each director. The grant date fair value of this option grant is also the amount of share-based compensation expense recognized for each such director for the year ended December 31, 2006.
(2)

The table below shows the aggregate numbers of stock awards and option awards outstanding for each non-employee director as of December 31, 2006. Stock awards consist of unvested restricted stock units and vested, but deferred, restricted stock units. Upon vesting, the units are paid in the form of shares of our common stock. Directors may elect to defer payment until a later date, which would result in a deferral of taxable income to the director. Option awards consist of vested and unvested stock options.

Director	Aggregate Stock Awards Outstanding as of December 31, 2006	Aggregate Option Awards Outstanding as of December 31, 2006
	Restricted Stock Units	Stock Options
Kathleen O’Neil	—	37,300
George Tenet	—	38,800
Lynn Turner	—	—
Amit Yoran	—	28,850

(3)	Mr. Turner joined our Board on February 13, 2007. On February 28, 2007, Mr. Turner was granted options to purchase 50,000 shares of our common stock.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee

The Compensation Committee is composed of three members of our Board of Directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee is responsible for setting and overseeing the administration of the policies governing annual compensation of the executive officers of the Company. The Compensation Committee reviews the performance and compensation levels for executive officers, including the Chief Executive Officer, and sets salary levels. The Compensation Committee was formed on January 27, 2006. Prior to that time, compensation for the Company’s executive officers was determined by the full Board of Directors. The Compensation Committee acts pursuant to a written charter, which is available, free of charge, on our website at www.guidancesoftware.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of the Compensation Committee Charter, free of charge, to any stockholder upon written request to Investor Relations, Guidance Software, Inc., 215 North Marengo Avenue, Pasadena, California 91101.

Report of the Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Guidance Software, Inc. (the “Company”) has reviewed and discussed the Company’s Compensation Discussion and Analysis (“CD&A”), required by Item 402(b) of Regulation S-K, to be included in the Company’s Proxy Statement on Schedule 14A (“Proxy”), and based on its review and discussions, the Committee recommends to the Board that the Company’s CD&A be included in the Company’s Proxy and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Processes and Procedures for Considering Compensation

Compensation Committee Scope of Authority

The Committee has authority: (1) to discharge the Board’s responsibilities relating to compensation of the Company’s executives, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company, (2) to produce an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations and (3) to oversee the development and implementation of succession planning for Company senior management positions.

In addition to the powers and responsibilities expressly delegated to the Committee in its charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in its charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Compensation Committee Ability to Delegate Authority

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, except that it shall not delegate its responsibilities to:

•	at least annually, review and approve all compensation for all directors and Named Executive Officers;

•

in conjunction with the CEO, review the executive organization of the Company and oversee the succession planning process, including development of personnel to fill key management positions and implementation of succession planning for senior management positions; or

•

for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

Role of the Executive Officer in Determining or Recommending Compensation

The Chief Executive Officer (the “CEO”) does not determine his compensation and, since the formation of the Committee, has not determined the compensation of the other Named Executive Officers. The Committee, however, may request proposals from the CEO from time to time regarding incentive compensation targets or other compensation for the Named Executive Officers.

Role of the Compensation Committee in Determining or Recommending Compensation

The Committee, at least annually, reviews and approves corporate goals and objectives relating to the compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives and determines and approves the compensation of the CEO based on such evaluation. The Committee has sole authority to determine the CEO’s compensation. In addition, the Committee, at least annually, reviews and approves all compensation for all directors and for the Named Executive Officers as well as reviews and approves any employment agreement or severance arrangement for each Named Executive Officer.

The Committee periodically manages and reviews all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans (including 401(k), employee stock purchase plan, long-term incentive plan, management incentive plan and others). The Committee also establishes and periodically reviews policies concerning perquisite benefits. The Committee periodically reviews the need for a Company policy regarding compensation paid to the Company’s executive officers in excess of limits deductible under Section 162(m) of the Code and determines the Company’s policy with respect to change of control or “parachute” payments.

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Company’s Proxy into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report is furnished by the Committee.

COMPENSATION COMMITTEE

George Tenet (Chair)

Kathleen O’Neil

Amit Yoran

Certain Relationships and Related Transactions

Other than as described below, since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest. All transactions between us and any of our directors, executive officers or related parties are subject to the review by our audit committee.

Stock Contribution

On May 2, 2006, our founding stockholders, Shawn and Jennifer McCreight, contributed 2,062,000 common shares to us. The contribution was made as a result of a commitment by the founding stockholders, upon establishment of the 2004 Equity Incentive Plan, to fund the common shares underlying the initial 2,062,000 option grants.

Guarantees

Certain of our directors, officers and stockholders have guaranteed our operating leases and capital leases, including personal guarantees by Shawn McCreight, Jennifer McCreight, John Patzakis, and Bob Sheldon. Shawn McCreight, Jennifer McCreight, and Bob Sheldon personally guarantee our $7 million lease agreement with The Walnut Plaza, our main Pasadena facility. In addition, Shawn McCreight, Jennifer McCreight, Bob Sheldon and John Patzakis have personally guaranteed leases for computer equipment with Dell. None of these individuals have received compensation or have a reimbursement right from us for guaranteeing these operating leases and capital leases.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our consolidated financial statements as of December 31, 2004 and for the years ended December 31, 2003 and 2004 were previously audited by McGladrey & Pullen, LLP, certified public accountants. McGladrey & Pullen, LLP was dismissed in March 2006 and we engaged Deloitte & Touche LLP in March 2006 to audit our consolidated financial statements as of and for the years ended December 31, 2005 and 2006. Our Board of Directors approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm on March 9, 2006.

There were no disagreements at any time between McGladrey & Pullen, LLP and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. The audit report of McGladrey & Pullen, LLP did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2002, 2003, 2004, 2005, and through March 9, 2006, we did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2) of Regulation S-K.

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007 and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Company has entered into an engagement agreement with Deloitte & Touche LLP, which agreement sets forth the terms by which Deloitte and Touche LLP will perform audit services for the Company. The engagement agreement is subject to alternative dispute resolution procedures.

As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 31, 2006 by Deloitte & Touche LLP, the Company’s independent auditor for that period, is compatible with maintaining the auditor’s independence. The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2005 and 2006 by Deloitte & Touche LLP:

	2005($)	2006($)
Audit Fees(1)	543,000	838,000
Audit-Related Fees(2)	—	1,281,000
Tax Fees(3)	130,000	79,000

Total	673,000	2,198,000

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements. Audit fees associated with fiscal year 2006 also include fees incurred for professional services rendered for the audit of our consolidated financial statements for the nine months ended September 30, 2006.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These include fees for accounting advice and matters related to our initial public offering.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from such reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were met in a timely manner, except that Ms. O’Neil made one late filing with respect to a transaction in December 2006.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2008 must be received by us no later than December 8, 2007, which is 120 days prior to the first anniversary of the mailing date of this proxy statement, unless the date of the 2008 Annual Meeting of Stockholders is more than 30 days before or after the one-year anniversary of the 2007 Annual Meeting of Stockholders, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2007 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 31, 2006 will be mailed to stockholders of record as of March 5, 2007. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request of any person who was a beneficial owner of our common stock on March 5, 2007. Requests should be directed to Guidance Software, Inc., 215 North Marengo Avenue, Pasadena, California 91101; Attention: Investor Relations.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors

John Colbert Chief Executive Officer

April 6, 2007

GUIDANCE SOFTWARE, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John Colbert and Victor Limongelli, or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Guidance Software, Inc. (the “Company”) held of record by the undersigned on March 5, 2007, at the Annual Meeting of Stockholders to be held at the corporate offices of the Company located at 215 North Marengo Avenue, Pasadena, California, on May 2, 2007, at 10:00 a.m. Pacific Time or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Continued and to be signed on the Reverse Side)

The Board of Directors recommends a vote “FOR” the directors listed below and a vote “FOR” Proposal 2.

1.      To elect seven (7) directors for a one-year term to expire at the 2008 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

•     Shawn McCreight

•     John Patzakis

•     John Colbert

•     Dale Fuller

•     Kathleen O’Neil

•     George Tenet

•     Lynn Turner

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY for all nominees	☐	FOR ALL EXCEPT (see instructions below)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and write the name(s) of such nominee(s) on the space provided below.)

EXCEPTIONS

2.	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2007

☐    FOR                        ☐    AGAINST                        ☐    ABSTAIN

3.	In their discretion, the Proxies, identified on the front of this card, are authorized to vote upon such other business as may property come before the Annual Meeting.

Dated: , 2007

Signature

Signature

Title(s)

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.